EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

July 17, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated July 10, 2002 of NBOG Bancorporation, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,


/s/  Francis & Co., CPAs
Francis & Co., CPAs

cc:  Ms. Holly Hunt
     Chief Financial Officer, NBOG Bancorporation, Inc.


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